Exhibit 4.1

AMENDMENT AGREEMENT

This Amendment Agreement (this “Agreement”) is made and entered into as of April 16, 2021 by and among BOQI INTERNATIONAL MEDICAL INC., a company organized under the laws of the state of Delaware, the U.S.A. (“Parent”), BIMAI PHARMACEUTICAL (CHONGQING) CO., LTD., a company organized under the laws of the PRC (“Buyer”), WUZHOU QIANGSHENG HOSPITAL CO., LTD., a company organized under the laws of the PRC ( “Qiangsheng”), SUZHOU EURASIA HOSPITAL CO., LTD., a company organized under the laws of the PRC (“Eurasia”), YUNAN YUXI MINKANG HOSPITAL CO., LTD., a company organized under the laws of the PRC (“Minkang”), Mr. JIANGJIN SHEN, an individual residing in the PRC (“Jiangjin”), and Mr. ZHIWEI SHEN, an individual residing in the PRC (“Zhiwei”). Jiangjin and Zhiwei are herein collectively as the “Sellers.” Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parties are parties to that certain Stock Purchase Agreement dated as of April 9, 2021 (the “Original Agreement”), where Buyer agreed to purchase all the issued and outstanding shares of capital stock in Qiangsheng, Eurasia and Minkang Shares from Sellers;

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement;

WHEREAS, pursuant to Section 13.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2. Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(1)	Section 2.6 (d) is hereby amended and restated in its entirety as follows:

“(d) Notwithstanding anything to the contrary contained herein, Buyer may elect, at its sole discretion, to have the Second Payment and/or the Third Payment paid in the form of the Parent Shares, by delivering a written notice about Buyer’s exercise of this option (the “Option Exercise Notice”), to Sellers simultaneously with the delivery of the Final 2021 Profit Statement, or the Final 2022 Profit Statement, as the case may be. The number of the Parent Shares (the “Earnout Parent Shares”) to be issued as payments under this Section 2.6(d) shall be the result of the amount of the Second Payment or the Third Payment, as the case may be, divided by $3.00. Notwithstanding anything to the contrary further, if (A) the Closing Stock Payment and any of the Earnout Parent Shares issuable, calculated collectively, will have voting power equal to or in excess of 20% of the total voting power outstanding as of the date hereof, or (B) the aggregate number of the Closing Stock Payment and any of the Earnout Parent Shares issuable will be equal to or in excess of 20% of the total number of Parent Shares outstanding as of the date hereof, the issuance of the Earnout Parent Shares must be approved by Parent’s shareholders (the “Parent’s Shareholders Approval”) pursuant to Nasdaq Rule 5635. In the event the Parent’s Shareholders Approval becomes necessary pursuant to the foregoing sentence, no Earnout Parent Shares shall be issued to Sellers unless and until the Parent’s Shareholders Approval has been obtained, and the Second Payment Date or the Third Payment Date, as the case may be, shall be extended until the fifteenth (15th) date after the Parent’s Shareholders Approval has been received. If the Parent’s Shareholders Approval has not been received within one (1) year after Buyer delivers the Option Exercise Note, the Second Payment or the Third Payment, as the case may be, shall be paid in Cash to Sellers immediately.”

(2)	Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(3)	No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

6. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BIMAI PHARMACEUTICAL (CHONGQING) CO., LTD.

By:	/s/ Xiaoping Wang
Name:	Xiaoping Wang
Title:	CEO

PARENT:

BOQI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLERS:

JIANGJIN SHEN

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Address: No. 214-1, Xihuang Village, Donghai County, Chengxiang District, Putian City,
Fujian Province, PRC

ZHIWEI SHEN

By:	/s/ Zhiwei Shen
Name:	Zhiwei Shen
Address: No. 214, Xihuang Village, Donghai County, Chengxiang District, Putian City,
Fujian Province, PRC

Acquired COMPANIES:

WUZHOU QIANGSHENG HOSPITAL CO., LTD.

By:	/s/ Zhiwei Shen
Name:	Zhiwei Shen
Title:	Chairman of the Board

SUZHOU EURASIA HOSPITAL CO., LTD.

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Title:	Chairman of the Board

YUNAN YUXI MINKANG HOSPITAL CO., LTD.

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Title:	Chairman of the Board

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